UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 3, 2011
PEBBLEBROOK HOTEL TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, Suite 1530 Bethesda, Maryland	20814

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (240) 507-1300
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under ☐ the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under ☐ the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On May 3, 2011, a subsidiary of Pebblebrook Hotel Trust (the “Company”) completed its acquisition of the 237-room Mondrian Los Angeles for $137.0 million from Mondrian Holdings, LLC, an unaffiliated third party. The hotel will continue to be managed by the Morgans Hotel Group Management LLC (“Morgans”), the hotel’s current manager, pursuant to a management agreement between the Company’s taxable real estate investment trust subsidiary and Morgans. The management agreement is for a 20-year term, which term the manager, in its sole and absolute discretion, may extend by one additional ten-year term, and provides for base management fees and incentive management fees within the ranges described in the Company’s final prospectus for its public equity offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 23, 2010. The management agreement is non-terminable by the Company except upon the manager’s failure to meet performance tests as defined in the management agreement. In addition, the agreement contains other terms and provisions customarily found in hotel management agreements. The transaction was funded entirely with available cash.

Item 7.01.	Regulation FD Disclosure.
The Company issued a press release on May 3, 2011 announcing that it had closed on the previously announced acquisition of the Mondrian Los Angeles located in Los Angeles, California. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
A copy of materials about this property that the Company intends to distribute is attached to this Current Report on Form 8-K as Exhibit 99.2. Additionally, the Company has posted those materials in the investor relations section of its website at www.pebblebrookhotels.com.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Press release issued on May 3, 2011.
99.2	Materials about the Mondrian Los Angeles.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST
May 3, 2011	By:	/s/ Raymond D. Martz
		Name:	Raymond D. Martz
		Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued on May 3, 2011.
99.2	Materials about the Mondrian Los Angeles.